Exhibit 99.1

SOURCECORP

Moderator: Ed Bowman

03-23-05/3:30 p.m. CT

Confirmation # 160615

SOURCECORP

Moderator: Ed Bowman

March 23, 2005

3:30 p.m. CT

Operator:  Good day and welcome to the SOURCECORP 2004 Third Quarter Results and Restated Results for 2001, 2002, 2003 and First and Second Quarters of 2004 conference call.  Today’s call is being recorded.

At this time for opening remarks and introductions, I’d like to turn the call over to the President and Chief Executive Officer of SOURCECORP, Mr. Ed Bowman.  Please go ahead, sir.

Ed Bowman:  Good afternoon everyone and welcome to SOURCECORP’s Investor conference call and thank you for joining us today.

We have a lot of important material to cover with you today, so let me review with you the topics that we will cover and explain who is joining us on our call.

First, I will provide an update on the company and some of our more recent trends.  I expect this will take about 30 minutes.  Next, Bryan Hill, SOURCECORP’s Chief Accounting Officer, will provide an update on the financial restatement resulting from our recent investigation of one operating subsidiary.  Then Barry Edwards, our CFO, will provide an update on the third quarter 2004 financial results and we’ll have some comments about 2005 guidance as well.  These financial reviews will probably take about 15 minutes.  I will then briefly cover our 2004 sales results and conclude our conversation.

The statements and information we cover this afternoon that are not historical facts are forward-looking statements that involve risks and uncertainties.  This could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, our ongoing SEC investigation, the potential customer impact of the results of our investigation, the risk of integrating our operating companies as well as the risks detailed in the company’s filings with the SEC, including without limitation, under the heading “risk factors”, in our most recent annual report on Form 10-K.

OK, let’s move to the update.  I would like to point out that the press release itself with the financial results should be crossing the wire momentarily.  But our plan was to give you the company update first.  So my objective in roughly the next 30 minutes is to provide to you an updated perspective on the company by explaining the markets that we serve, the services provided with some examples of real customer applications and some general trends that we see taking place in the business at the present time.

SOURCECORP is a business process outsourcing a consulting company.  And our mission is to help our customers transform their business processes by reducing cost, speedy results, and improving quality in order to accelerate better business performance.

We also assist customers in complying with regulations and we consult on complex litigations.  We serve over 4,000 clients from approximately 90 locations in the U.S., Mexico and India, with approximately 5,800 employees.  And because everything that we do involves managing information, data or documents, we focus on information intensive industries.  Specifically, our focus is on five major markets.

In the healthcare area, we serve both healthcare providers and healthcare payers.  Financial institutions include major banks, insurance companies, mortgage companies and broad-based financial service firms.  The commercial area includes airlines, regulated utilities and retailers.  In the public sector, we serve both federal agencies, such as Homeland Security, Social Security Administration and the Department of Justice as well as a number of state agencies including State Revenue Departments, Worker’s Compensation Board and Disability Departments.  Finally, in the legal area, we serve the in-house general counsels of major corporations as well as major law firms and agencies of the federal government.

While these are the major vertical markets that we serve, SOURCECORP is actually organized by line of business.  So in order for you to better understand SOURCECORP, I will structure the rest of my discussion around each line of business, which is how we are actually organized to manage the company and go to market, and how we actually report our financial results to you.

So let’s begin with the two reportable segments that you see in our external reporting, the Information Management and Distribution segment and the Healthcare, Regulatory and Legal Compliance segment.  Each of these reportable segments is divided into two operating divisions as you see on this graphic.  Each of these four operating divisions is responsible for sales and service to customers.  Other functions such as finance, accounting, legal, cash management, human resources, et cetera, are centralized in our corporate office in order to achieve economies of scale, increase our buying power and to help establish an effective controlled environment.

The Information Management and Distribution reportable segment represented approximately 51 percent of our revenue in 2004 and the Healthcare and Legal reportable segment, approximately 49 percent of our revenue.  These were based on restated results and reflect our best estimates since we have not yet reported the fourth quarter.

Now let’s discuss each of these four operating divisions and briefly update you on the services provided by these divisions and key trends that we see that impacted 2004 and may impact 2005.

In 2004, Information Management represented 161 million of revenue or approximately 42 percent of our total revenue.  The mission of the Information Management Division today is to help our customers transform their business processes by applying people, process and technology to allow customers to improve productivity, reduce costs, comply with regulations and focus on core competencies.

Three years ago, we began a major strategic initiative, to reposition our business from one that was principally based on projects handling archive-oriented analog documents to a business today that is a leading business process outsourcer with long-term customer relationships, managing mission critical, day-forward, digital data and document processing.

Our internal operational processes are now often tightly integrated with the customer’s critical information processing systems.  To accomplish this, we had to add services and capabilities that would allow us to execute a broader spectrum of the business process as opposed to just a unique discreet functions within a process.

Let’s look at an example of what we call a process centric BPO, that is a series of services that allow us to execute a process that can be applied across multiple industries and multiple functions.

We can begin in the inbound mailroom in which we pick up mail directly from the customer field boxes and log it into our product control system, open, extract and prepare the documents, create an electronic image of the documents, capture data from the document through either OCR technology or through domestic near shore and off shore labor.  Import that data and our images into FASTRIEVE, which is SOURCECORP’s proprietary data repository, support customer workflow processes that enable the customer to accelerate their business processes, provide secure workflow and distribution of information to customers and finally, provide customer Web based reporting through the lifecycle of the process.

Let’s look at an example of how this would apply to a healthcare payer regarding the processing of medical claims.

The provider of healthcare such as a hospital or physician sends the claim such as what you see here to a payer through the mail and SOURCECORP picks this up from the P.O. box and takes it to a SOURCECORP location for processing.  We then open the mail, sort and prep it, use high speed scanners to convert it to an electronic image, process the image through optical character recognition technology, do clean up or data repair through a manual data entry either domestically or off shore, import the images and data to FASTIEVE, our electronic repository, then either send the data to the payer for processing through their claim system or make it available for retrieval through workflow technology.  After the payer has processed it through their claims management system, they send the explanation of benefit and payment back to the patient or the healthcare provider.

Currently, SOURCECORP processes over 70 million healthcare claims per year for major healthcare payers using this process.

To accomplish this transformation of the business I described earlier, we have significantly increased the use of technology, and this will continue to be a critical success factor.  This is important for security of our operations, for privacy of data, for disastory recovery and the ability to electronically access information anytime and anywhere.

In addition, we have dramatically increased the use of technology to improve our own productivity by performing volume load balancing and substituting technology for labor where possible.  Many of our business processes are now heavily integrated with our customer’s daily operations and customers are dependent on us to execute their business on a daily basis.

Because these business process outsourcing engagements can be very complex, we have transformed our delivery, sales and project management capabilities dramatically over the last few years.  We have also recognized the importance of industry specific knowledge that allows each of these business processes to be uniquely tailored by industry to add substantially more value to our customers business.

As a result, beginning in 2005, we have revised our go to market strategy for a portion of the information management division to include three critical vertical market business units focused on mortgage, healthcare payer and government with all the relevant operational and sales capabilities aligned around these markets.  These are three of our most mature vertical markets within information management and this is new for 2005.

While we serve customers in other vertical markets from our various regional business units, they are in the earlier stages of development and may in the future be transitioned to vertical market organizations once this model is proven and we reach critical mass within each of those areas.

Now to give you an example of some of the volumes that process in our operations, we are currently opening and extracting documents for more than 120 million envelopes per year.  We capture over 1.6 billion images per year for customers.  We host over 2.5 billion digital records online and our FASTRIEVE repository and import over 1.2 billion new images per year to FASTRIEVE.  We capture data from over 132 million income tax, worker’s compensation and healthcare claim forms per year.  We process over four million mortgage loans per year.  And all of this is down to approximately 1,000 clients today and these are a few of the many examples of our current capabilities.

Over the last 12 years, the revenue from this business unit has been relatively flat.  But we have seen a significant change in the mix of revenues.  There has been a decline in a one-time project oriented revenue and a significant increase in recurring revenue, enough to help offset the decline from projects while building backlogs for future years.

At the same time, however, earnings have declined in part because of the significant investments and expenditures we made in sales, technology and infrastructure that were necessary to transform this business.  We have also incurred startup losses as we developed and mastered new competencies and services offered in support of new recurring long-term contracts.

During 2005, we believe that we are entering a period where the rate of increase in these expenses will slow and at the same time, we will start seeing a return on the investments made from prior years.  Because of these investments and the commitment to the transformation of the business, we believe that the long-term outlook is stronger than had we not taken this strategic path that began over three years ago.  It has been a long and difficult process, but one that we believe is necessary to create a capability that in today’s competitive marketplace, has sustainability into the future.

As a result, we expect 2005’s performance for information management to be a stronger year than 2004 in terms of revenue and earnings.  As an indication that the strategy is working, in 2004, information management set new sales records, and I will discuss sales in more detail a little bit later.

The information distribution segment of SOURCECORP represents approximately 33 million or nine percent of our revenue in 2003.  And I’d like to remind you that in the middle of 2004, we divested the direct mail business segment within information management.

However, at the same time, we recommitted to the statement processing market segment which has been and we think will continue to be a good line of business for us.  We’re positioned in what is referred to as the critical mail segment, which means that it is work that must be done every month, every quarter and every year-end.  It is not really discretionary.

Many of our customers are financial institutions.  Very simply, we print and mail statements and bills for customers in such large volumes that we can do it much more cost effectively than customers can do it for themselves.

Postage discounts and all forms of electronic delivery, including e-mail, are blended into a custom solution designed for each customer.

The customer provides us with electronic data from their transaction systems, such as the stock system, or bond system, or a mutual fund system, and we process and print consolidated statements then mail or even electronically deliver it to their customer.  We also provide electronic images from some customers so that it can be accessed from our hosted Web site.

This has been a great business for us and has grown consistently.  It has higher than average margins because of the ability to leverage the data processing platform.  It has high recurring revenue and high customer retention rates.

During 2004, we completed the integration of three separate operating entities under common management and increased the already integrated sales force.  We now go to market as a single entity with a national footprint of three processing locations.  We expect this business to continue its growth and revenue and earnings in 2005.

SOURCECORP’s health serve division serves the healthcare provider market and account for 106 million and 27 percent of our revenue.  SOURCECORP’s health serve division serves over

3,000 healthcare clients including private hospitals, public hospital chains, clinics, teaching hospitals that are affiliated with universities, and government hospitals, specifically the Veteran’s Administration.

For these healthcare providers, our focus is principally on services surrounding the medical record itself.  It’s important to distinguish this from our healthcare payer business where our focus is on healthcare claims, which I discussed a few minutes ago and is handled by our information management division.

For our approximately 3,000 healthcare provider customers, we currently perform one or more of the following services, and I do want to point out here that no single customer of SOURCECORP today utilizes all of these services today.

We know that when a patient enters the hospital, access to information is very important in terms of both quality of care as well as controlling the cost of care.  In order to provide access to information, SOURCECORP stands and creates an electronic image of the paper medical record and makes it available for local client access or imports it to our repository FASTRIEVE.

Hospital caregivers such as nurses and physicians then have access to the electronic image of the medical record that they can access from multiple locations thereby eliminating the need to have the paper medical record to provide care.

After the patient is discharged, SOURCECORP medical record professionals code the medical record so that the healthcare provider can be properly reimbursed.  In 2004, we coded over two million medical records for customers.

The hospital then sends the claim to the healthcare payer which we covered earlier in our discussion on information management.  The payer then sends the payment back to the patient and provider.  SOURCECORP here can swing into action again by conducting manage care compliance reviews to help ensure that the reimbursements were correct.  CEO’s of providers have said that their biggest financial problem is unpaid medical bills. The cost of denials is one to three percent of revenue, which for the industry translates to approximately four to 12 billion per year of potential loss revenue.

Over the last five years, SOURCECORP has reviewed over 15,000 manage care contracts and recovered over $350 million in reimbursements on behalf of our customers that probably otherwise would not have been recovered.

SOURCECORP is also a major outsourcer of a function known as “release of information”, which is the authorized release of medical records to third parties, such as patients, law firms, insurance companies and government agencies.

In 2004, we released over four million medical records to third parties and we were paid directly by those third-party requestors.

Finally, SOURCECORP also helps our customers contain their cost of storing and managing medical records by storing them offsite.  We have approximately 600,000 square feet of storage space in which we store and manage over 55 million medical records and over 12-and-a-half million radiology files and x-rays for customers.

This is an area of our business which we believe is generally stable in terms of revenue.  However, we have been challenged to grow this business largely because of the cost pressures that hospitals are under.  So we are focused on cost control.

During 2004, we initiated a major project to consolidate our back office processes that were resident in nine decentralized locations and we centralized those back offices into a national business center.  The purpose of this centralization was to reduce our SG&A cost while maintaining quality customer service.  Most of this transition is now complete and is now behind us, and we are hopeful, although it is not yet fully proven, that we will realize the reduction in SG&A because of this initiative.

Our legal division generated approximately $84 million or 22 percent of our 2004 revenue.  First, let’s examine our legal consulting component of this business.

Legal consulting involves economic and statistical analysis and expert witness testimony generally in the context of litigation matters for customers.  This business has historically concentrated around two key practice areas, labor and employment and lending and credit.  And these are two areas where we derive most of our legal consulting revenue.

In 2003, we looked at various growth strategies and we believe that we needed to add new practice areas in order to expand the market opportunity that we could address.  And we also felt we needed a larger footprint to be in other key markets.

So through internal development and one acquisition, SOURCECORP has expanded the business from two practice areas to 10 and from three locations to seven.  A very critical success factor in this business is the number and quality of experts, which in our case, which means Ph.D. economists.

In the last year, SOURCECORP has added nine Ph.D. economists moving from 32 to 41 and we’ve also added a new program with 12 academic affiliates at major institutions such as California Institute of Technology, University of California Berkley, University of Texas, Yale and others.  These individuals are true experts in their own field and are widely recognized, published and quoted an independent experts.

SOURCECORP is engaged by leading clients for the very reason that these individuals are a part of SOURCECORP and because of their expertise.

So let’s take a look at a few of the key practice areas and give you some examples of what we actually do.

In the anti-trust area, the anti-trust division of the U.S. Department of Justice retained us regarding Oracle’s proposed acquisition of PeopleSoft in order to evaluate how the proposed acquisition likely would affect prices paid by buyers of high function financial management and human resource management software.

In the finance area, we were retained by MasterCard to evaluate the allegation that MasterCard’s foreign currency conversion rates were unfair when compared to cost to provide the service.

In the labor and employment area, we were retained by Wal-Mart to analyze their promotion and compensation data in order to assess the plaintiff’s claims that females were denied promotion opportunities and were paid less than males nationwide.

In the area of regulation, we were engaged by Sabre as an independent expert regarding the potential economic consequences of proposed regulations on both independent and airline owned computer reservation systems.

So you can see that SOURCECORP is involved with a number of leading matters of today.

I think some perspective on this line of business might be helpful in understanding the relationship to the rest of the company.  In providing these services, massive amounts of documents and data must be identified, collected, organized, processed, analyzed and retained in order to be able to support the opinions provided by the experts.  We have very strong capabilities in all of these areas with specialized data processing and litigation support capabilities that are unique to this business segment.

So in summary, we created here the capability to address a much broader market in 2005 and capitalized on many of the trends taking place in the business.  In the third quarter of 2004, we completed some very large assignments that did not carryover into the fourth quarter of 2004, thus creating some weakness in the fourth quarter.  This trend has continued into the first quarter of this year, creating what we believe is a temporary weakness in results versus historical standards although this year it does remain profitable and highly valuable to the company.

So our challenge right now as well as our opportunity before us right now is to ensure that this highly valued resource remains productive and billable at a level to drive the financial results that we need.

Now finally, let’s look at the class action claims administration segment of our business.  After our class action lawsuit has been settled in court, the settlement to the claimants must be administered and that is where SOURCECORP becomes involved.  We are engaged to handle the end to end settlement process.  This process uses five critical core competencies.

Notification is the formal legal process of identifying and locating potential claimants.  For example, in the Microsoft case that we are currently performing, SOURCECORP printed and mailed over 25 million notices.  In the last three years, we sent out in excess of 100 million notices to potential claimants.

Data processing is an important core competency and we build integrated databases with critical information that is used in all of our subsequent downstream processing.  We manage a large call center with over 900 seats to handle claimant communications.  In the last three years, we’ve taken over three million calls.

Claims processing is highly specialized and unique to each case because it must be administered against the criteria set by the court.  We process millions of claims every year.  We then can distribute the settlement to the claimants.  Over the last three years, we have distributed literally billions of dollars to millions of claimants.

Our strategy in this piece of our business is to focus around major practice areas and let me give you some examples of those now.

In the consumer protection area, we have performed the class administration services for five cases for Microsoft including the large California case, which is a $1.1 billion settlement, and the largest consumer class action settlement in history in terms of the number of claimants.

The financial services area has been a growth area for us.  With American Express, we have now done a number of assignments.  We have also performed a class action services for Principle Financial, PricewaterhouseCoopers and many insurance companies.

In the telecommunications area, we have multiple assignments underway with Quest and Sprint.

Property is an area with an example of where settlements can actually take a long time.  The Masonite case, which we are now administering for International Paper, is in its seventh year of a 10-year settlement.

Employment settlements include many well known cases including the alleged race discrimination case as in the Denny’s settlement, the use of temporary workers as in the Microsoft situation, and many wage and hour cases that have worked their way through the system here in the last few years.

Significant progress has been made in the last year in positioning this organization for further growth.  We have successfully executed our management succession plan for the leadership of this organization and also significantly strengthened our sales and marketing team under new leadership in 2004.

From a strategic standpoint, we are reducing the dependency on a few large cases by increasing the number of medium sized cases that we pursue.  We believe this will help increase our revenue and also bring more stability to the organization.

We are seeking first mover positions in new niches that are developing such as the mutual fund timing and late trading area.  We are very optimistic about this portion of our business for 2005.

So with that, this concludes the overall update on the company services, trends and overall direction.  I will have some additional comments a little bit later regarding sales and have some concluding comments.  But for now, let’s turn our attention to the restatement because we’d like to now update you on both the investigation of the single operating subsidiary area that was the source of the problem and the restatement itself.

By way of introduction, I think most of you already understanding that SOURCECORP has been very open with press releases regarding the investigation of the subsidiary and the result in restatement.  We have issued reasonably frequent and detailed press releases describing the situation.  As the investigation itself progressed, we communicated the range of the expected potential financial impact and the status of our discussions with NASDAQ and the SEC.  So we are very pleased now that the investigation itself is complete and that the restatement is now essentially behind us.

Today there really is no new news to report to you that we have not already communicated.  However, what we do have for you are the final restated numbers that are unaudited and we will do our best to explain this year’s restatement to you.

In order to do that, I will now turn it to Bryan Hill, our Chief Accounting Officer to update you on the restatement.  Bryan.

Bryan Hill:  Thank you, Ed.  As Ed mentioned, I’d like to take the next few minutes to discuss the conclusion of our investigation and the associated impact on our previously filed financial statement.

As previously announced, an internal investigation was initiated during October 2004 under the guidance of our audit committee.  In addition to the internal investigation, the audit committee initiated an independent investigation that included outside legal counsel and forensic accountants.

The finding of the investigation indicated that the operating subsidiary investigated had incorrectly recognized revenue for certain customer arrangements and omitted certain expenses from its reported financial results for the years 2001 through 2004.

In addition to the incorrect revenue recognition and omitted operating expenses, the operating subsidiary’s financial statements were overstated resulting in overstated amounts paid to the former owners of the investigated subsidiary under the earn out provisions of the acquisition agreement.

Collectively these issues have required us to restate certain financial information presented in our previously filed financial statements for the years 2001 through 2003 and for the first and second quarters of 2004.

A detailed explanation of the restatement – included in the restated financial presentation – including the restated financial presentation will be included on an unaudited basis in our amended 10-Q’s filed today with the Securities and Exchange Commission for the first and second quarters of 2004.

I would now like to provide more details related to the restatement.

Revenue is recognizable in each of the following conditions as met: persuasive evidence of an arrangement exist, the price is fixed or determinable, delivery has occurred or services have been rendered and collection is reasonable assured.  The investigation has identified certain instances where one or more of these revenue recognition conditions as applied to certain customer contracts were not met by the investigative operating subsidiary.  As such, revenue previously recognized has been reversed for all revenue recognition conditions were not met.  The total revenue adjustment over the restatement period is 16.6 million or 1.2 percent of the previously reported total company revenue.  It is also important to note the direct cost associated with the revenue adjustment continues to be reported in the periods incurred.

In addition to the revenue adjustment, the internal investigation identified certain expenses of the operating subsidiary that were not properly recorded in the operating subsidiary’s financial results.  According to the investigation, certain former members of the operating subsidiary’s management allegedly diverted the expenses to entities they controlled, but that are unrelated to SOURCECORP, resulting in the omission of the related expenses from the operating subsidiary’s and SOURCECORP’s reported financial results.

We have incurred the omitted expenses in the period the expenses were incurred as an increase to SG&A expense.  The total expense adjustment over the restatement period is 1.5 million or .4 percent of the previously reported total company SG&A expense.

The total revenue and expense adjustments collectively represent a reduction in income from continuing operations before taxes in the amount of $18 million for the restatement period.  The income from continuing operations is further reduced by the earn out over payments.

The purchase agreement under which the operating subsidiary was acquired provided for the former owners to earn additional purchase proceeds subject to achieving annual earnings targets over three annual earn out periods with the final earn out period ending February 2004.

Based on the findings of the investigation, earn out amounts were overpaid after giving affect to the revenue and expense adjustments.  We have restated our financial statements by expensing the earn out over payments during the periods paid.  This treatment is consistent with past SEC opinion involving similar circumstances.  The total restatement adjustment of $15.8 million related to this issue is within the most recent guidance provided of approximately $13 to $19 million.

In addition to the restatement adjustments, we have expensed $10.2 million related to this issue during the third quarter 2004.  For all periods effected, we have presented the earn out overpayments as a reduction to operating cash flow during the period paid.  In previously filings, these payments were presented as a use of cash for investing activities.

We intend to aggressively pursue recovery of the overpayments.  However, we cannot make any assurances to the timing or expected amount of such recovery.  But to the extent we are successful, the recovered amount will be reported as a gain in our financial results and a source of cash from operating activities.

Collectively, all issues identified by the investigation results in a $33.9 million downward adjustments to the company’s previously reported income from continuing operations before taxes over the restatement period.

Now I’d like to take a brief moment to turn back to the revenue adjustments and provide some perspective on the future impact.  The revenue adjustments fall into three separate categories.  Deferred revenue of $8.2 million represents the largest category.  It is expected that deferred revenue will be recognized in future periods upon formal client acceptance of previously delivered work.  Although the exact timing is currently undetermined, we are working towards fully resolving the customer issues giving rise to the deferred revenue adjustment during 2005.  In fact, we’ve already resolved issues related to $2 million of differed revenue.  Our successful efforts will result in revenue and earnings before tax in this amount during the first quarter of 2005.

Customer liability of $4.7 million represents the next largest revenue adjustment category.  It is distinguishable from deferred revenue because the work is yet to be completed or delivered to the customer.  Further, there could be incremental direct expense and cash out flow in order to fully satisfy all revenue recognition conditions.

During the first quarter of 2005, we successful resolved open revenue recognition conditions related to the customer liability in the amount of $2.1 million.  Much like our successful efforts with deferred revenue, our successful efforts related to customer liability issues will result in a like amount in revenue and earnings before tax during the first quarter of 2005.  It is expected that the remaining customer liability balance will be resolved through customer refund or credit.

As a result, our 2005 operating cash flow performance could be adversely affected due to – due to the prior period receipt of funds related to 2005 revenue.

The final revenue adjustment category relates to asset write offs, which amount to $3.7 million.  It is highly unlikely that revenues from this category will be recovered.

So in summary, during 2005, we hope to recover $12.9 million or approximately 78 percent of the $16.6 million revenue adjustment.  This concludes my comments for the restatement.

Again, I encouraged you to review our amended 10-Q filings to gain a greater understanding of the issues giving rise to the restatement of our financial statements.  These issues are extremely complicated and our amended filings provide the necessary clarity.

I would now like to hand the call back to Ed.

Ed Bowman:  Before we move on to the next topic, I’d like to just give a quick perspective on this.  And it would be fair to say that we had just been through a very difficult time in the company’s history.  The investigation of this subsidiary and the resulting restatement has really been protracted in a complex process which has consumed a significant amount of senior management time in order to do this right.

And when I say “do it right”, what I mean is by conducting a full and independent investigation, completing a very thorough restatement, cooperating totally with the SEC and NASDAQ, and dealing with the business ramifications of the events that resulted in the restatement.

In addition, we have used this time to look at ourselves carefully, what we’re doing right and where we can improve.  We have performed a considerable amount of detail analysis and soul searching.  We quickly dealt with the individuals who were directly implicated and are evaluating additional steps to take.  We have taken prompt actions to build on our existing control systems and take our controls to a new level.  It has actually been helpful that we were already in the process of enhancing internal controls with our SOX 404 work.  None of us ever want to have to go through this again.  We are confident that from a control perspective, we are emerging from these events as a much stronger company.

So with that, I’d now like to turn it to Barry Edwards, our CFO, to cover third quarter 2004 results and comment on 2005 guidance.

Barry Edwards:  Thank you, Ed.

The financial information that I’m now discussing corresponds to the summary financial statements included in the earnings announcement we issued earlier this afternoon.  It will also be available through our corporate Web site at www.srcp.com.

First, let me tell you what I’m going to share with you today.  We reported the restated first and second quarter 2004 results along with prior years as well as our third quarter 2004 results.  We haven’t filed a 10-K yet, but the Company and Deloitte are very close to being finished.  Deloitte is in the final stages of reviewing the document.

By letter dated March 22, 2005, the NASDAQ listing qualification panel has granted us an extension for the filing of our 2004 report on Form 10-K to March 31, 2005.  We expect to file on or before March 31st.

This afternoon, I want to comment on and specifically compare financial performance from continuing operations for the third quarter of 2004 versus the same period of 2003.

Also, due to the size of the contingent consideration overpayment, which is expensed in the third quarter of 2003 and the third quarter of 2004 and shown as a separate line on our income statement, some of our company’s trends are distorted and less meaningful than they would otherwise be.  We’ll do our best to clarify this impact on both the current and prior year.

Let’s start with revenues, SOURCECORP’s third quarter 2004 revenues increased to 6.5 percent year over year to $97.7 million.  Excluding acquisition activity, internal revenue growth for the quarter was approximately 4.5 percent.  Turning to our reportable segments, third quarter revenues for information management and distribution increased 7.3 percent, or $3.3 million to $48.2 million, compared to Q3 2003 revenues of $44.9 million.

The increase in segment revenue was driven by a strong volume growth from existing customers and additional revenues from new customer contacts in our information management offerings, particularly in the healthcare and financial services vertical markets.

Revenues from information distribution were up slightly compared to the prior year quarter.

Revenue from our Healthserve Regulatory and Legal Compliance segment increased 5.8 percent or $2.7 million from $46.8 million to $49.5 million.  This was primarily due to significant growth in project revenues in our class action claims administration offerings, which increased to $2.8 million and the addition of revenues from the Keypoint acquisition and legal consulting, which contributed approximately $2 million.

As Ed mentioned earlier, these service offerings are principally project related.  The gains were partially offset by lower volumes from our medical record coding services.

Now moving to margins and profitability, gross profit decreased 4.3 percent from the prior year quarter to $34.5 million using a gross margin of 35.3 percent of revenues, a decline of 390 basis points from the prior year’s quarter.  Most of the decline can be attributed to startup and implementation of new business wins within information management.

Contributing to the 390 basis point decline were first, an 80 basis point increase in facility cost primarily related to new locations associated with the startup of new contacts.  Two, bad debt expense increased approximately 70 basis points.  The reason for the third quarter increase was really not due to anything wrong with the credit quality or any other underlying business problem.

In 2003, we simply collected some A/R that had been fully reserved so it looks unfavorable in a relative sense.

Thirdly, personnel related costs increased approximately 70 basis points from prior year quarter due to staffing for the new business wins.  And the remainder of the decline can be attributable primarily to revenue mix.

Breaking Q3 gross profit down by reporting unit, information management and distribution generated gross profits of $15.7 million, a decline of 10.3 percent compared to the prior year quarter.  Gross margins for the quarter were 32.6 percent, a decline from the prior year quarter gross margin of 39 percent.  This decline can be attributed to higher facility cost of approximately $1 million related to the opening of new facilities in Atlanta, Oakland and Dallas/ Fort Worth; additionally higher personnel related cost of approximately 2.2 million primarily due to the staffing of these new locations; and a lower mix of higher margin project work.

Healthcare Regulatory and Legal Compliance generated gross profits of 18.8 million, compared to 18.5 million for the prior year quarter, an increase of 1.6 percent.  Gross margins, however, declined from 39.6 percent to 38 percent.  The decline can be attributed to higher bad debt expense of approximately $900,000 and higher personnel related cost of approximately $900,000 in healthcare as our ROI offering, release of information was repositioned to the new national business center in Green Bay that Ed discussed previously.

Now turning to earnings before tax, the company’s reporting a loss in the third quarter of $2.2 million.  This loss is largely due to the requirement to expense the excess earn out overpayment related to the investigated subsidiary.  Additionally, when compared to 2003, a pro forma decline in earnings before taxes principally driven by the factors affecting gross profit as well as increased interest expense, which is due to a combination of more debt outstanding and higher interest rates as well as higher personnel and professional fees associated with SOX compliance activity.

Now let’s look at EPS for the quarter.  These numbers are after tax in contrast to the before tax results that we just reviewed.  EPS for the quarter was a loss of two cents per share.  Excluding the affect of the excess earn out overpayment, the company generated a pro forma EPS of 36 cents, including a tax benefit of six cents due to the payroll favorable resolution of certain tax issues.

Now let’s turn to operating cash flow.  Third quarter cash flow from continuing operations was $10.6 million.  With adding back to the adjustment for the access earn out overpayment of $10.2 million, which was paid in the third quarter of 2004 that normally would not have been paid, third quarter cash flow was $20.8 million.

I’d like to now speak briefly about the relationship with our bank group.  It has remained very supportive throughout the investigation.  An amendment and waiver related to filing restated financials, Q3 financials and covenants affected by the restatement should become official later this evening once the bank group has a chance to compare today’s filings with the draft financials that we sent them several days ago.

Our planned 10-K filing date of March 31st or sooner coincides with a bank covenant timeframe of 90 days from year-end that we have to provide full year financials to the banks in our facility.

Since we filed our amended 10-Q for 2004 and our third quarter 10-Q today, and we’ll file a 10-K next week, we do not plan to host a fourth quarter conference call.

Now if we could turn to guidance the company previously provided 2005 financial guidance for revenues approximately $400 to $425 million and estimated earnings per share from continuing operations in the range of $1.35 to $1.55.  Operating cash flow for the same period was estimated to be approximately 35 to $50 million, depending upon, among other things, changes in working capital.

The earnings per share guidance also included projected legal and investigation expenses of nine cents per share related to the company’s cost of finalizing its internal investigation and certain related litigation expenses, a significant part of which should be incurred in the first quarter.

In addition, based on our current trends evidenced during the fourth quarter 2004 and early 2005, the company is tracking closely to the low end of the per share guidance range.  In order to meet or exceed the lower end of the previously provided guidance, the company must experience stronger revenue volumes and profitability within its legal and health serve offerings.

However, unlike information management, new business or recovery within the legal consulting offerings results in a more immediate positive contribution to financial results.

Other factors that may cause actual results to deviate from such revenue, earnings and cash estimates include but are not limited to variance from expected implementation costs associated with new contracts, variance from expected revenues or costs associated with existing contracts and timing and commencement of new projects and sales results.

Additionally, I should mention that the company completed the planned divestiture of a small operating subsidiary that provides application solution as to state and local government during the first quarter of 2005.  The sale will result in approximately a one-cent loss per share from discontinued operations in Q1.

With the positive growth that we are showing in new contract wins, you may be wondering what would be the impact on margins this coming year.  Because Information Management represents approximately 42 percent of our revenues and has been the largest single component of our new contract wins, a significant portion on the expected total company margin improvement in 2005 should be related to the degree to which profitability improves in that business.

Now I’d like to turn the call back over to Ed to discuss the sales trends.

Thanks, Barry, and let me just give you a quick status check.  We’re probably five minutes away from completing our prepared comments here.  And I’d like to turn our attention to sales.

Basically in 2004, SOURCECORP closed a record amount of new business as measured by total contract valued closed, which is the total expected revenue over the term of the contract measured at the approximate time of the contract execution.  And this includes new business from new customers, new business from existing customers, and renewals.

In 2004, total contract value close $233 million, up 94 percent over 2003 sales.  During 2002 and 2003, the average total contract value close was approximately $30 million per quarter.  During each quarter of 2004, total contract value exceeded $50 million and spiked to almost $72 million in the fourth quarter of 2004.  This was largely due to the outstanding sales results in the Information Management division, and is a direct result of the programs that we began over three years ago to transform this business.

The amount from new business versus renewals is also shown here.  Renewals of existing contracts, particularly in information management, are particularly important because these contracts are already fully deployed, and have completed the early period startup losses.

Loss of an existing contract that must be replaced with new revenue requires us to execute what is in some cases a very long startup period offering requiring investments and losses in the early period of the contract before it gets to an acceptable and profitable run rate.

Therefore, we consider the value of a renewal very high as compared to new business as it almost always produces a better return on investment in the early periods than a new contract.

Long term contracts, whether new or renewal are important to know because they deal with future backlogs of recurring revenue which is an important element of building the value of the business.

In 2004, we added several new large marquis customers in the Mortgage, Energy, Transportation, Healthcare and Government services industries.  The most significant was a contract with the Social Security Administration, which would close in the fourth quarter 2004.  SOURCECORP is playing a vital role in the deployment and development of SSA’s disability, income, the electronic file folder initiative.  SOURCECORP is responsible for inbound mail receipt of claim forms and supporting data, digital imaging, indexing and uploading this information to the Social Security’s management workflow system.  When the program is fully deployed, which we expect it to be later this year, it would be delivered from 14 SOURCECORP facilities across the country, and the Social Security Administration expects to realize the improved quality, decreased processing times, and a reduction in overall processing costs.

In summary, SOURCECORP is a business process outsourcing and consulting firm with a strong market position in the market segments that we serve.  Over the last several years, we have strengthened our competitive position to bring to market the types of services that demonstrate a strong value proposition for customers.  We’ve also made very significant progress in developing a cost structure that would allow us to be more competitive while protecting margins.

These actions have provided the foundation for increasing sales and revenue momentum with record sales being achieved in 2004.  In 2004, we also completed the divestiture of Direct Mail, concluded one acquisition in the Legal Consulting area, and in the first quarter of this year, 2005, we had completed a small divestiture.  And all of this, we believe, should strengthen our overall portfolio of operations as we enter 2005.

We also strengthened our management team throughout the year and entered the year with the leadership we think is necessary to execute our 2005 plan.  We continue to build on the important progress that we made in 2004 and believe that with the energy, enthusiasm and knowledge of our marketplace, we can deliver results in 2005 that will exceed 2004’s results.

That concludes our comments.  And in our comments, we have attempted to anticipate and answer questions that might be on your mind.  But we recognize that some clarification might be needed.

So joining us for the question and answer session would be Chuck Gilbert, our General Counsel and Kerry Walbridge, the President of our Information Management Division.  So with that, we will now open the call for questions.

Operator:  Thank you.

Today’s question and answer session will be conducted electronically.  To ask a question, press the star key, followed by the digit one on your touch-tone telephone.  Please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star, one for questions.

We’ll go to Stephen Weber, SG Cowen.

Stephen Weber:  Yes, could you – good afternoon.  Could you – could you sort of give us together, because I’ve been on the call and I’m not sure I had all the charts.  I haven’t had any of the charts.  What the – have you revealed what 2004 was from an operating standpoint?  And can you give us some feeling for the operating profit by those – by those four pieces of business you talked about, Ed?

Ed Bowman:  We have not yet, Steve, commented on it, and the big thing is we should hold off.  I can give you a general trend, but we don’t want to provide details since we’re just a week away from filing the K.

Stephen Weber:  OK.

Ed Bowman:  But generally, revenue’s weakened in the fourth quarter with the exception of Information Management where they were reasonably flat and we had a seven percent increase in Information Distribution.  We had some extraordinary costs related to the investigation and to the SOX compliance and what not that caused—made for a challenging quarter.

Stephen Weber:  Secondly, can you – can you give us some color on what’s happened to the business trends in Healthserve and Legal to make you more cautious about your guidance for 2005?

Ed Bowman:  In the Legal segment, specifically, it’s been the Legal Consulting area and it’s one – really, one major line of business within Legal Consulting where we had a lot of large projects that we thought would continue, and those – we did not get replacement projects when those ended.  So we have current softness there that appeared in the fourth quarter, continued into the first quarter here this year.

That’s really the major area that we’re concerned about.  And once you get a little behind there, it’s hard to make up, since most of that time is billable time.

Stephen Weber:  Right.  So Healthserve is not running way behind or how should I read that?

Ed Bowman:  No, it’s not running way behind.

Stephen Weber:  OK.

Barry Edwards:  They’ve lost a few coding customers, Steve, which caused revenues to come down a little bit, but it’s not materially behind at this juncture.

Stephen Weber:  OK.  And on that – then my last question, you talked about – there was some chart that I haven’t seen and I don’t know – that talked about renewals, can you just give, for some of us anyway, out of that 233 million, how much was BPS and how much of that was renewals?

Ed Bowman:  Let us – we got that – let us go through it.

Bryan Hill:  Steve, BPS accounted forabout $160 million . .. .

Stephen Weber:  Right.

Bryan Hill:   . . . of the total contract value.  And the renewal breakout within that, Steve, generally is 50 – 40 percent of the total balance.

Stephen Weber:  OK – 40 to 50 or 40?

Bryan Hill:  Forty to 50.  However, we did have the large Social Security Administration customer in Q4, which can have the affect of artificially lowering that number percentage related to renewals.

Stephen Weber:  Thank you.

Operator:  As a reminder, press star, one if you’d like to ask a question.  We’ll pause just a moment.

Male:  Got a minute here, we have one other piece of information that we need to let you know about that we just learned.

I’m introducing Chuck Gilbert, our General Counsel here.

Chuck Gilbert:  I just wanted to follow up on a comment that Barry Edwards made a moment ago, and that relates to the timing of our filings of our 10-Q’s for 2004.  We will—it’s our expectation that those will get filed today, though the SEC has a cut off at 4:30 for the file stamp of those.  So just as a clarifying point, while we expect those filings to occur today, those will probably be after the FCC’s file stamp cut off.

Operator:  And we’ll take our next question, Michael Broudo of Jet Capital.

Michael Broudo:  Yes, I had two clarifying questions.  One, did you say that EPS would come in at the low end of the $1.35 to $1.55 range for 2005?  Is that – is that what you’re saying?

Barry Edwards:  We didn’t say it in those terms.  We said that right now based on the trending we’re seeing, we’re more comfortable at that end.  It’s too early for us to make that kind of commitment.

Michael Broudo:  OK.  The other question I had is, I’m not sure I understood the 2005 revenue adjustments.  You said that – do I understand this correctly to say that, you’re expecting downward revenue adjustments in 2005 to be 16.6 over which you think 12.9 is likely to be recovered?  Is that correct?

Bryan Hill:  The $16.6 million related to the restatement of our financial statement …

Michael Broudo:  Right.

Bryan Hill:  … that covered an accumulative adjustment from 2001 through the second half of 2004.

Michael Broudo:  I see.

Bryan Hill:  Of that $16.6 million, we expect – at least we’re working towards recovering $12.9 million through various remediation efforts with our customers.

Michael Broudo:  And that 12.9 might be recovered throughout 2005?

Bryan Hill:  We’re working towards a 2005 recovery period.

Michael Broudo:  That was my question.  Thanks very much.

Male:  OK.

Ed Bowman:  Let me – this is Ed Bowman, follow up on one point related to Steve Weber’s comment.  It sounds like some of you were not on the official Webcast looking at the slides.  So we’ll let everyone know, within 24 hours, this recording and all the slides will be on our Web site so that you can hear the video and see the slides at the same time if you want to look at it again.  We apologize that some of you only got the audio version of this.

So hopefully that will be helpful to you.

Operator:  And again, that’s star, one for questions.  And we do have a follow up question from Stephen Weber, SG Cowen.

Stephen Weber:  Yes, I just want to make – my recollection is at the time you provided guidance a month or so ago, that $400 to $425 million of revenue of the earnings, did not – did not assume any recovery of this revenue.  Is that still the case?

Bryan Hill:  That is correct, Steve.

Stephen Weber:  OK – so you’re leaving that off to the side.  So let’s say if it comes in $1.35 precisely, then if you got 12 million, we add that on?

Bryan:  Well, Steve, there is the $4.7 million that I referred to as a customer liability.

Stephen Weber:  Right.

Bryan:  And we recover, at least we expect to recover about two million of that during the first quarter of 2005.  The remaining balance will likely be applied to future ongoing services.  Those future ongoing services are included in the $400 million to $425 million guidance.

Stephen Weber:  OK.

Bryan:  In other – in other words …

Stephen Weber:  That’s not a big number.

Male:  But it’s a fairly immaterial number, you are correct.

Stephen Weber:  Right, the 8.2, if you recover – if you recover all of that, that’s incremental to your guidance?

Bryan Hill:  That is correct.

Stephen Weber:  OK.  I just wanted to be straight on that.

Bryan Hill:  And Steve, as a follow up to your question, the breakout between renewal business verses new wins, as it relates to the total 230 so million during the year of new business wins, about 26 percent of that amount was renewal business.  Also keep in mind, we had the especially large fourth quarter, which diluted that percentage.

Stephen Weber:  Right.  Now, that renewals – are the renewals in Healthserve) and Information Distribution, et cetera?

Male:  There are.

Stephen Weber:  My recollection, you once showed me a chart that had these renewals broken out for BPS.

Bryan Hill:  Correct.  In fact, it’s fair to say that the majority of the new business wins relate more to BPS.

Operator:  Mr. Weber, did that answer your question?

Stephen Weber:  Yes.  I’m just trying to write something down.

Ed Bowman:  OK.

Stephen Weber:  And so, just to track back here, on Healthserve, you did a little better than I thought you were going to do for the full year last year.  At the low end of your guidance, what would Healthserve do?  Would it be flat, would it be down?

Barry Edwards:  It would be down slightly.

Stephen Weber:  OK.  And Legal would be – the rest of Key point?

Barry Edwards:  The total Legal offerings would be – would be up if you add claims to consulting.

Stephen Weber:  And what would happen to the Information Distribution?  Is that – that sounded fairly flat.

Barry Edwards:  It would be up also—fairly smartly.

Stephen Weber:  OK.  So that would – that would imply not getting all that much growth out of Business Process Solutions in 2005.

Barry Edwards:  No, that’s where the bulk of the growth should be coming from, Steve.

Stephen Weber:  OK – I’m trying to – I know you’re kind of here and I was sort of picking the low end of the range.

Barry Edwards:  That’s where the majority of the growth – the majority of the growth will come from by any major of profitability.  Given that’s were a lot of the revenue growth would come through.

Stephen Weber:  OK.  Thank you.

Operator:  And having no further questions, Mr. Bowman, I’d like to turn the conference back over to you for any additional or closing comments.

Ed Bowman:  All right, thank you very much.  I would like to remind you, for those of you who did not have the benefit to look at the slides, our comments would make a lot more sense if you had the ability to look at those.  So please go to our Web site and you can replay this entire deal after 24 hours from now.

Again, thank you for your interest SOURCECORP.  That’s the end of the call.

Operator:  This does conclude today’s conference.  Thank you for your participation.  You may now disconnect.

END